Exhibit 10.28

Services Agreement

This Services Agreement ("Agreement") is entered into this 27th day of August, 2007 between PriceEnergy.com, Inc. ("PE"), A Delaware corporation having its offices at 198 Green Pond Rd., Rockaway, NJ, 07866 and Axis Consulting Services, LLC, a Delaware Limited Liability Corporation located at 4 Pine Grove Terrace, Winooski, VT 05404 ("Consultant"), and collectively being referred to as the "Parties" or individually as a "Party".

Recitals:

A.	Whereas, PE is a marketer of liquid energy products and other related energy products and services ("Products").

B.	Whereas, PE owns and operates a proprietary e-commerce technology platform that facilitates the sale and fulfillment of Products ("System").

C.
Whereas, PE, with the use of the System, manages the delivery of Products to PE's residential and commercial customers, which includes consumers who purchase directly from PE, as well as consumers who use the PE System to purchase from a PE retail channel partner, collectively referred to as "Customers".

D.	Whereas, PE maintains a network of independent fuel distributors and other companies whom under agreement with PE, provide services to PE and/or Customers.

E.
Whereas, Consult t has certain knowledge, experience and skills that are desirable to PE and the Parties have determined it is desirable to enter into an agreement to secure the services of Consultant.

Therefore, in consideration of the respective covenants contained in the Agreement, the parties agree as follows:

1.	Term. Unless earlier terminated in accordance with Section 8, this agreement will include two phases.

a.
Phase 1: Development and approval of a comprehensive marketing plan for The Energy Store, as further described in paragraph 2, such development is expected to require an approximate half time commitment of a Full Time Equivalent ("FTE"), and a duration of two or three months commencing on or about August 27, 2007, and

b.
Phase 2: Development, merchandising and management of The Energy Store, as further described in paragraph 2. The term of this phase will commence at the conclusion of Phase 1 and extend until December 31, 2008 and is expected to require the minimum commitment of one FTE. At the end of the term, the Agreement will automatically terminate, unless extended in writing by agreement of the Parties.

2.
Obligations of Consultant. During the term of the Agreement, Consultant will serve as Manager of The Energy Store, an e-commerce retail sales portal for energy products and services, the scope and responsibilities and services as further described in the PE position description for Manager-The Energy Store, such position description is attached for reference.

3.
Relationship of the Parties. The relationship of the Consultant with PE shall be that of an independent contractor and not an employee. Consultant shall be free from the control of PE with respect to Consultant's performance of the services as outlined in Section 2. Neither Party shall have the authority to contract for or bind the other Party in any manner and shall not represent itself as an agent of the other or as otherwise authorized to act for or on behalf of the other.

4.
Fees. Consultant shall be paid a monthly fee of $2,750 for Phase 1 and a monthly fee of $5,600 for Phase 2. PE and Consultant shall have the option, but not the obligation, to establish a performance based incentive plan based upon the achievement of performance objectives, as mutually agreed to by the Parties. Consultant shall invoice PE at the beginning of each calendar month. Payment is to be made by PE within thirty (30) days of invoice date.

5.
Expenses. PE will reimburse Consultant for all reasonable, direct, out-of-pocket business travel expenses incurred while performing services as outlined in Agreement, including lodging, meals, mileage, tolls and parking. Such expenses shall not apply to travel expenses incurred for travel to PE headquarters.

6.
Confidential Information. During the term of this Agreement, Consultant may be given access to confidential, proprietary, or other sensitive information or trade secrets of PE ("Confidential Information"). Consultant agrees to treat all Confidential Information as described in PE's standard Nondisclosure Agreement, such Nondisclosure Agreement is attached for reference and must be executed by Consultant in order for this Agreement to be effective.

7.
Intellectual Property. All data, materials, software, intellectual property, processes, patents, copyrights and other information developed in conjunction with the performance of this Agreement shall be the property of PE. Upon termination of this Agreement, Consultant shall deliver to PE, without demand, all materials, data, software, intellectual property, manuals, books, reports and summaries developed and used in the performance of this Agreement.

8.
Default. In the event that Consultant fails to satisfy its obligations under this Agreement, PE, using reasonable judgment, can terminate this Agreement upon 30 days written notice, such decision in the sole discretion of PE.

9.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

10.
Entire Agreement. This Agreement, in combination with PE's Nondisclosure Agreement, constitutes the complete agreement between the Parties and that no other agreements, either written or oral, exist between the Parties. This Agreement shall be governed by the laws of the state of New Jersey.

In witness whereof, the Parties have caused their authorized representatives to execute this Agreement effective as of the date written above.

PriceEnergy.com, Inc.	AXIS CONSULTING SERVICES, LLC

By: /s/ John Vrabel	By: /s/ Joseph Nocito

Name: John Vrabel	Name: Joseph Nocito

Title: C.O.O.	Title: President